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EXHIBIT 99(a)




                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                      (in thousands except per share data)

                                                           13 WEEKS ENDED                    39 WEEKS ENDED
                                                    OCT 28, 1995    OCT 29, 1994       OCT 28, 1995  OCT 29, 1994
                                                   --------------  --------------     ------------- --------------
REVENUES
Net sales                                           $    549,189    $    633,870       $  1,751,012  $  1,917,045
Other (principally interest)                                 564           1,272              2,512         2,941
                                                   --------------  --------------     ------------- --------------

Total Revenues                                           549,753         635,142          1,753,524     1,919,986

COSTS AND EXPENSES
Cost of sales                                            445,240         500,248          1,388,984     1,496,322
Selling, general and administrative expenses             106,518         122,503            335,078       357,101
Interest expense                                           8,163           7,440             23,269        22,197
                                                   --------------  --------------     ------------- --------------

Total Costs and Expenses                                 559,921         630,191          1,747,331     1,875,620
                                                   --------------  --------------     ------------- --------------

(LOSS)/EARNINGS BEFORE INCOME TAXES                      (10,168)          4,951              6,193        44,366

INCOME TAX (BENEFIT)/EXPENSE                              (3,762)          1,683              2,292        15,083
                                                   --------------  --------------     ------------- --------------

NET (LOSS)/EARNINGS                                 $     (6,406)   $      3,268       $      3,901  $     29,283
                                                   ==============  ==============     ============= ==============




PRIMARY AND FULLY DILUTED (LOSS)/EARNINGS
PER COMMON SHARE                                          ($0.15)          $0.08              $0.09         $0.69
                                                   ==============  ==============     ============= ==============

AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Primary                                                   42,117          42,499             42,215        42,443
Fully diluted                                             42,117          42,500             42,215        42,505


DIVIDENDS PER SHARE:
Class A common stock                                       $0.04           $0.04              $0.12         $0.12
Class B common stock                                       $0.02           $0.02              $0.05         $0.05



See notes to consolidated financial statements.






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